Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014 and 2015 and June 30, 2016 (unaudited)

and the years ended December 31, 2014 and 2015 and six months ended June 30, 2015 and 2016 (unaudited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Assurex Health, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Assurex Health, Inc. and Subsidiary as of December 31, 2014 and 2015, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock, non-controlling interest and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Assurex Health, Inc. and Subsidiary at December 31, 2014 and 2015, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 11, 2016

Assurex Health, Inc. and Subsidiary

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,	(unaudited) June 30,
	2014	2015	2016
Assets
Current assets:
Cash and cash equivalents	$33,244	$21,532	$8,365
Accounts receivable, less allowance for doubtful accounts of $6 and $563 and $11 at December 31, 2014, December 31, 2015 and June 30, 2016, respectively	3,754	9,695	8,785
Supplies inventories	729	1,271	2,338
Prepaid expenses and other current assets	1,248	1,995	2,093

Total current assets	38,975	34,493	21,581

Property and equipment, net	3,515	4,162	3,543
Intangible assets, net	321	292	278
Other assets	796	1,825	—
Restricted cash	406	407	407

Total assets	$44,013	$41,179	$25,809

Liabilities, redeemable convertible preferred stock, non-controlling interest and shareholders’ deficit
Current liabilities:
Accounts payable	$3,988	$6,000	$5,552
Other accrued expenses	5,329	11,713	11,990
Current portion of long-term debt	4,698	312	9,912

Total current liabilities	14,015	18,025	27,454

Long-term debt, less current portion	16,858	30,211	25,501
Liability for warrants exercisable into preferred stock	11,750	15,347	594
Other long term liabilities	193	25	1,000

Total liabilities	42,816	63,608	54,549

Redeemable convertible preferred stock and non-controlling interest:
Series A redeemable convertible preferred stock; par value $0.00001; 5,160,725 shares authorized;
5,160,725 shares issued and outstanding at December 31, 2014 and 2015, and June 30, 2016 (unaudited), respectively;
liquidation value of $5,161 at June 30, 2016 (unaudited);	4,645	4,645	4,645

Series B redeemable convertible preferred stock; par value $0.00001; 13,998,351 shares authorized at December 31, 2014, 2015 and June 30, 2016 (unaudited);

10,988,263 and 11,002,686 and 13,631,037 shares issued and outstanding at December 31, 2014, December 31, 2015 and June 30, 2016 (unaudited), respectively;

liquidation value of $14,176 at June 30, 2016 (unaudited);	11,375	11,445	26,609

Series C redeemable convertible preferred stock; par value $0.00001;
4,635,035 shares authorized at December 31, 2014, December 31, 2015 and June 30, 2016 (unaudited), respectively;
4,562,043 shares issued and outstanding at December 31, 2014, December 31, 2015 and June 30, 2016 (unaudited);
liquidation value of $12,500 at June 30, 2016 (unaudited);	12,428	12,428	12,428

	December 31,	December 31,	(unaudited) June 30,
	2014	2015	2016

Series D redeemable convertible preferred stock; par value $0.00001; 5,534,978 shares authorized at December 31, 2014 and 7,666,432 shares authorized at December 31, 2015 and June 30, 2016 (unaudited);

5,534,978 shares issued and outsatnding at December 31, 2014 and 7,650,635 shares outstanding at December 31, 2015 and June 30, 2016 (unaudited) , respectively; liquidation value of $54,243 at June 30, 2016 (unaudited)	37,298	66,926	66,926
Non controlling interest in subsidiary	145	(30)	(104)

Total redeemable convertible preferred stock and non-controlling interest	65,891	95,414	110,504

Shareholders’ deficit:
Common stock and additional paid-in capital; par value $0.00001;
37,248,089 shares authorized at December 31, 2014 and 42,618,507 shares authorized at December 31, 2015 and at June 30, 2016;
2,362,245, 2,837,219 and 3,310,165 shares issued and outsanding at December 31, 2014, December 31, 2015 and June 30, 2016 (unaudited), respectively	6,661	9,576	11,191
Accumulated deficit	(71,388)	(127,627)	(150,533)
Accumulated other comprehensive income	33	208	98

Total Assurex Health, Inc. shareholders’ deficit	(64,694)	(117,843)	(139,244)

Total liabilities, redeemable convertible preferred stock, non-controlling interest and shareholders’ deficit	$44,013	$41,179	$25,809

Assurex Health, Inc. and Subsidiary

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

			(unaudited)
	Years Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
Net revenue	$30,063	$54,476	$25,637	$37,029
Cost of services	10,127	16,213	7,328	10,938

Gross profit	19,936	38,263	18,309	26,091

Operating expenses:
Sales and marketing	22,296	35,363	15,453	22,843
Research and development	8,131	15,231	5,798	9,911
General and administrative	13,287	22,264	9,390	13,005
Equity issuance costs	—	—	—	2,639
Impairment expense	—	653	—	—

Total operating expenses	43,714	73,511	30,641	48,398

Operating loss	(23,778)	(35,248)	(12,332)	(22,307)

Other (expense) income:
Change in fair value of warrant liability and embedded redemption features	(2,748)	(3,569)	(3,532)	769
Interest expense, net	(8,580)	(2,698)	(1,196)	(1,544)
Other	(178)	(214)	(98)	106

Total other expense	(11,506)	(6,481)	(4,826)	(669)

Loss before income taxes	(35,284)	(41,729)	(17,158)	(22,976)
Income tax provision	—	—	—	—

Net loss	(35,284)	(41,729)	(17,158)	(22,976)
Net loss attributable to non-controlling interest	(114)	(165)	(71)	(70)

Net loss attributable to Assurex Health, Inc. shareholders	$(35,170)	$(41,564)	$(17,087)	$(22,906)

Reconciliation of net loss attributable to common shareholders:
Net loss attributable to Assurex Health, Inc. shareholders	$(35,170)	$(41,564)	$(17,087)	$(22,906)
Loss on extinguishment of Series D Preferred Stock	—	(14,675)	—	—

Net loss attributable to Assurex Health, Inc. shareholders	$(35,170)	$(56,239)	$(17,087)	$(22,906)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	$16	$165	$28	$(114)

Comprehensive loss	(35,268)	(41,564)	(17,130)	(23,090)
Comprehensive loss attributable to non-controlling interest	(131)	(175)	(80)	(74)

Comprehensive loss attributable to Assurex Health, Inc. shareholders	$(35,137)	$(41,389)	$(17,050)	$(23,016)

Assurex Health, Inc. and Subsidiary

Consolidated Statements of Redeemable Convertible Preferred Stock, Non-Controlling Interst and Shareholders’ Deficit

(in thousands)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Non- Controlling Interst in Subsidiary	Common Stock and Additional Paid-In Capital		Accumulated Deficit	Accumulated Other Comprehensive Income	Total AssureRx, Inc. Shareholders’ Deficit
	Shares	Amounts	Shares	Amounts	Shares	Amounts	Shares	Amounts	Amounts	Shares	Amounts	Amounts	Amounts	Amounts
Balance at January 1, 2014	5,160,725	$4,645	10,686,341	$10,104	4,562,043	$12,428	—	$—	$276	1,041,733	$1,247	$(36,218)	$—	$(34,971)
Net loss									$(114)			$(35,170)		(35,170)
Foreign currency translation adjustments									(17)				33	33
Issuance of common stock										1,320,512	451			451
Stock-based compensation											1,105			1,105
Issuance of Bridge Note Beneficial Conversion Feature											3,858			3,858
Exercise of series B warrants			301,922	1,271
Issuance of series D redeemable convertible preferred stock, net of issuance costs of $92							4,228,901	29,890
Conversion of unsecured convertible promissory notes into Series D redeemable convertible preferred stock							1,306,077	7,408

Balance at December 31, 2014	5,160,725	4,645	10,988,263	11,375	4,562,043	12,428	5,534,978	37,298	145	2,362,245	6,661	(71,388)	33	(64,694)
Net loss (unaudited)									(165)			(41,564)		(41,564)
Foreign currency translation adjustments									(10)				175	175
Issuance of common stock										474,974	213			213
Stock-based compensation											2,702			2,702
Exercise of series B warrants			14,423	70										—
Extinguishment of Series D Preferred Stock due to amendment of terms								(37,299)				(14,675)		(14,675)
Change in fair value of Series D Preferred Stock due to amendment of terms								51,974						—
Issuance of series D redeemable convertible preferred stock, net of issuance costs of $47							2,115,657	14,953						—

Balance at December 31, 2015	5,160,725	4,645	11,002,686	11,445	4,562,043	12,428	7,650,635	66,926	(30)	2,837,219	9,576	(127,627)	208	(117,843)

Net loss (unaudited)									(70)			(22,906)		(22,906)
Foreign currency translation adjustments (unaudited)									(4)				(110)	(110)
Issuance of common stock (unaudited)										472,946	205			205
Stock-based compensation (unaudited)											1,410			1,422
Exercise of series B warrants (unaudited)			2,628,351	15,164										—

Balance at June 30, 2016 (unaudited)	5,160,725	$4,645	13,631,037	$26,609	4,562,043	$12,428	7,650,635	$66,926	$(104)	3,310,165	$11,191	$(150,533)	$98	$(139,244)

Assurex Health, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(in thousands)

			(unaudited)
	Years Ended December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
Operating activities:
Net loss	$(35,284)	$(41,729)	$(17,158)	$(22,976)
Adjustments to reconcile net loss, to net cash used in operating activities:
Depreciation and amortization	1,548	1,718	780	980
Amortization of financing costs	7,204	658	325	326
Bad debt expense	17	1,196	306	543
Stock-based compensation	1,105	2,702	816	1,422
Impairment expense	—	653	—	—
Change in fair value of warrant liability and embedded redemptive features	2,748	3,569	3,532	(769)
Changes in operating assets and liabilities:
Accounts receivable	(1,574)	(7,137)	(2,116)	367
Supplies inventory	(315)	(553)	(703)	(1,060)
Prepaid expenses and other assets	(1,182)	(1,487)	(1,170)	1,520
Accounts payable	1,061	2,024	388	(456)
Other accrued expenses	890	6,211	3,552	238

Net cash used in operating activities	(23,782)	(32,175)	(11,448)	(19,865)

Investing activities:
Proceeds from sale of fixed assets	—	10	—	156
Purchase of fixed assets and internally developed software	(1,339)	(3,072)	(1,229)	(413)

Net cash used in investing activities	(1,339)	(3,062)	(1,229)	(257)

Financing activities:
Proceeds from sale of preferred stock, net of issuance cost	29,890	14,953	—	—
Proceeds from exercise of Series B preferred stock warrants	315	15	15	1,179
Proceeds from sale of common stock	240	—	—
Proceeds from long-term debt, net	19,800	11,200	—	—
Proceeds from bridge financing	7,000	—	—
Proceeds from revolving credit fabilities	1,404	—	—	5,000
Proceeds from government grant	—	—	—	1,000
Payment on long-term debt	(8,191)	(2,349)	(868)	(423)
Payment on revolving credit facilities	(2,470)	(104)	(104)	—
Changes in restricted cash	(1)	(1)	—	—
Debt origination costs	(214)	—	—	—
Payment of term loan fee	—	(384)	—	—
Proceeds from exercise of stock options	211	213	30	193

Net cash provided by (used in) financing activities	47,984	23,543	(927)	6,949

Effect of exchange rate changes on cash	(2)	(18)	(3)	6

Increase (Decrease) in cash and cash equivalents	22,861	(11,712)	(13,607)	(13,167)
Cash and cash equivalents at beginning of year	10,383	33,244	33,244	21,532

Cash and cash equivalents at end of year	$33,244	$21,532	$19,637	$8,365

Non-cash investing and financing activities:
Conversion of unsecured convertible promissory notes and accrued interest into Series D redeemable convertible preferred stock	7,408	—	—	—
Loss on extinguishment of Series D Preferred Stock	—	(14,675)	—	—
Purchase of property and equipment under capital lease	—	47	—	—
Conversion of Series B warrants to Series B Preferred Stock	—	—	—	8,589
Other items:
Cash paid for interest	1,316	2,065	934	1,247
Cash paid for taxes	—	—	—	—

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

1. Nature of Business

Assurex Health, Inc. is a Delaware corporation that was originally organized in December 2009, and is the successor by merger (as of December 31, 2009) to AssureRx, LLC, an Ohio limited liability company, organized on May 5, 2006. Assurex Health, Inc. was formerly AssureRx Health, Inc. prior to July 2015.

Assurex Health, Inc., together with its subsidiary (the Company) is a commercial-stage, informatics-based precision medicine company focused on improving the way healthcare providers select medications to treat patients with neuropsychiatric disorders. The Company’s products, marketed under the GeneSight brand, assist clinicians in the selection of medications to treat patients with neuropsychiatric disorders including depression, anxiety, posttraumatic stress disorder, or PTSD, bipolar disorder, schizophrenia, attention deficit hyperactivity disorder, or ADHD, and chronic pain. The Company’s GeneSight products are based on its combinatorial pharmacogenomics, or CPGx, informatics platform that analyzes the interaction of multiple genes and genetic variants directly affecting a patient’s ability to metabolize and respond to psychiatric, pain, and ADHD medications. The Company’s GeneSight products provide information tailored to each patient’s individual genetic profile to support treatment decisions.

2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company are presented in U.S. Dollars in conformity with U.S. generally accepted accounting principles (U.S. GAAP). All U.S. Dollar amounts are presented in thousands except per share amounts or unless otherwise noted. Certain balances have been reclassified to conform with current year presentation.

Unaudited Interim Presentation

The consolidated financial statements as of June 30, 2016 and for the six-month periods ended June 30, 2015 and 2016, are unaudited. All disclosures presented in the notes to the consolidated financial statements as of June 30, 2016, and for the six-month periods ended June 30, 2015 and 2016, are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair statement of the Company’s financial position as of June 30, 2016, and results of operations and cash flows for the six-month periods ended June 30, 2015 and 2016. The results for the six-month period ended June 30, 2016 are not necessarily indicative of the results expected for the year ending December 31, 2016, or for other interim periods or future years.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Basis of Consolidation

The consolidated financial statements include the accounts of the Company’s majority-owned subsidiary, Assurex Health, Ltd. (Assurex Canada). Assurex Health, Inc., together with the Centre for Addiction and Mental Health (CAMH), Canada’s largest mental health teaching hospital, formed Assurex Canada on November 1, 2013. Assurex Canada will be serving the Canadian market initially through participation in research studies and ultimately through commercialization of GeneSight in Canada. Assurex Canada is 85% owned by Assurex Health, Inc. and 15% owned by CAMH. Assurex Canada is a consolidated subsidiary of Assurex Health, Inc. CAMH contributed $287 in property and equipment in exchange for their 15% ownership interest in Assurex Canada.

All intercompany accounts and transactions between the Company and Assurex Canada are eliminated upon consolidation.

The Company is party to a put and call arrangement with respect to the remaining 15% non- controlling interest in Assurex Canada. The put and call arrangement is exercisable only upon the occurrence of specified events. The cash redemption value for both the put and the call arrangement is equal to fair value. In addition, the Company is party to an exchange and repurchase agreement subsequent to and depending upon any public offering of the Common Stock of Assurex Health, Inc. The exchange and repurchase provisions are also at fair value. Due to the existing put and call and exchange arrangements, the non-controlling interest is contingently redeemable at a future date and is therefore recorded on the balance sheet as a redeemable non-controlling interest outside of permanent shareholders deficit. The value of the non-controlling interest represents the portion of Assurex Canada’s profit or loss and net assets that is not held by Assurex Health, Inc. The Company attributes comprehensive income or loss of the subsidiary between the Company and the non- controlling interest based on the respective ownership interest. Because the non-controlling interest is not currently redeemable and also not probable of becoming redeemable at December 31, 2015 and June 30, 2016 (e.g., it is not probable a contingency that triggers redemption will be met), no additional adjustment to the carrying amount of the non-controlling interest has been made. Adjustments to redemption value are not made until it is probable that the non-controlling interest will become redeemable.

Assurex Health, Inc. and Assurex Canada both have fiscal years ending on December 31.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Foreign Currency Translation

The functional currency of Assurex Health, Inc. is the U.S. Dollar. The functional currency of Assurex Canada is the Canadian Dollar. Assurex Canada’s balance sheet accounts are translated into U.S. Dollars at the exchange rate at the end of each month, and their earnings or losses are translated into U.S. Dollars at the average exchange rate each month. The resulting translation adjustments are presented as a separate component of shareholders’ deficit and included as a component of comprehensive income (loss). Foreign currency transaction gains and losses have not been significant in any period presented, and are reported as a component of net loss.

Risks and Uncertainties

The healthcare industry is subject to numerous laws and regulations of federal, state, and local governments. These laws and regulations include, but are not limited to, matters such as licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare and Medicaid fraud and abuse. Management believes the Company is in compliance with all applicable laws and regulations of the Medicare and Medicaid programs. Compliance with such laws and regulations is complex and can be subject to future governmental interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs. The Company is also subject to uncertainty with respect to current and future reimbursement rates provided under the Medicare and Medicaid programs.

Use of Estimates

In preparing consolidated financial statements in conformity with U.S. GAAP, management makes certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the presentation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be indicative of future trends. Estimates are used in the following areas, among others: revenue recognition, the fair value of the Company’s Common Stock and other free-standing and embedded financial instruments, and stock-based compensation expense.

The Company utilizes significant estimates and assumptions in determining the fair value of its Common Stock. The Company utilized various valuation methodologies in accordance with the framework of the 2004 American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its Common Stock. Each valuation methodology includes estimates and assumptions that require the Company’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which the Company sold shares of redeemable convertible preferred stock, the superior rights and preferences of securities senior to the Company’s Common Stock at the time, and a probability analysis of various liquidity events under differing third party reimbursement scenarios, including both a potential public trading scenario and potential sale scenario. Significant changes to the key assumptions used in the valuations could result in different fair values of Common Stock at each valuation date.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Concentrations of Credit Risk

Cash and accounts receivable are the only financial instruments that potentially subject the Company to concentrations of credit risk. At December 31, 2014 and 2015 and at June 30, 2016, all of the Company’s cash was deposited in accounts at high quality, accredited financial institutions and, accordingly, such funds are subject to minimal credit risk. The Company has no significant off-balance sheet concentrations of credit risk, such as foreign currency exchange contracts, option contracts or other hedging arrangements.

The Company has credit risk related to the collectability of accounts receivable. The Company had receivable balances for the following payors which represented greater than 10% of total accounts receivable:

	December 31,		June 30,
	2014	2015	2016
			(unaudited)
Commercial	38%	36%	43%
Medicare	61%	40%	41%
Blue Cross / Blue Shield	*	21%	18%

*	below 10%

Segment and Geographic Information

The Company is organized as a single operating segment at the entity level. The Company has no operations or assets in any countries other than the U.S. and Canada. No single customer represented more than 10% of net revenues in 2014, 2015 and for the six months ended June 30, 2015 and 2016. The following is a summary of payors that represented more than 10% of net revenues:

	December 31,		Six Months Ended June 30,
	2014	2015	2015	2016
			(unaudited)
Commercial	51%	42%	41%	48%
Medicare	37%	41%	49%	36%
Blue Cross / Blue Shield	*	12%	*	11%

*	below 10%

Information about the Company’s domestic and international operations is as follows:

	Net Revenue				Property and Equipment, Net
	Years ended December 31,		Six months Ended June 30,		December 31,		June 30,
	2014	2015	2015	2016	2014	2015	2016
			(unaudited)				(unaudited)
United States	$30,063	$54,476	$25,637	$37,029	$3,213	$3,989	$3,402
Canada	—	—	—	—	302	173	141

	$30,063	$54,476	$25,637	$37,029	$3,515	$4,162	$3,543

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on deposit at financial institutions, including money market funds. The Company considers highly liquid investments to be cash equivalents when they are both readily convertible to cash and near to maturity (typically within six months) and their value is not subject to risk due to changes in interest rates. Cash equivalents are carried at cost, which approximates their fair market value.

Accounts Receivable, Net

Net accounts receivable and net revenue have been adjusted to the estimated amounts expected to be collected. Net accounts receivable are derived from services billed to medical facilities, private insurance or managed care programs, the federal Medicare program, state Medicaid programs or other state-sponsored programs.

At each reporting period, management reviews all accounts receivable balances and payment trends to determine the amount of any reserve required. Reserve adjustments are recorded to an allowance for doubtful accounts on the balance sheet and as bad debt expense, included in general and administrative expense in the accompanying statement of operations and comprehensive loss. Accounts receivable are written off against the allowance when there is other substantive evidence that the account will not be paid.

Supply Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are comprised entirely of supplies used in the genetic testing process. The Company evaluates its inventories for excess quantities and obsolescence. Inventories that are considered excess or obsolete are expensed.

Deferred Issuance Costs

Deferred issuance costs, which primarily consist of direct incremental legal and accounting fees related to a potential initial public offering of the Company’s common stock were capitalized at December 31, 2014 and 2015. $796, and $1,825 were capitalized and deferred as of December 31, 2014 and 2015, respectively, and are included within Other Assets within the consolidated balance sheets. During the six months ended June 30, 2016 the offering was terminated. Previously deferred issuance costs were expensed and are included in the caption Equity issuance costs in the Consolidated Statements of Operations and Comprehensive Losses.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Computer equipment, laboratory equipment and office furniture and equipment are depreciated over a useful life ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the assets or the remaining term of the lease, whichever is shorter. For property and equipment under capital lease, amortization is determined over the shorter period of the lease term or the estimated useful life of the property and equipment and is included in depreciation expense.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

The Company capitalizes certain costs incurred for software developed for internal use, including external direct service costs and employee payroll and payroll-related costs. Costs incurred to develop the software during the application development stage and for upgrades and enhancements that provide additional functionality are capitalized and amortization begins when the software or the upgrade/enhancement is placed into service. Capitalized internal-use software costs, which are included in property and equipment, are generally depreciated over an estimated useful life of three years.

Intangible Assets, Net

Intangible assets are comprised of definite—lived technology license agreements between the Company and Mayo Foundation for Medical Education and Research (Mayo) and a definite—lived technology license agreement between the Company and Cincinnati Children’s Hospital Medical Center (CCHMC).

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is assessed by a comparison of the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset or group of assets. If estimated future undiscounted net cash flows are less than the carrying amount of the asset or group of assets, the asset is considered impaired and an expense is recorded in an amount required to reduce the carrying amount of the asset to its then-fair value. Fair value generally is determined from estimated discounted future net cash flows (for assets held for use) or net realizable value (for assets held for sale).

Restricted Cash

Restricted cash consists of cash deposits securing the Company’s outstanding capital leases and liability related to corporate credit cards.

Net Revenue and Revenue Recognition

The Company derives its revenue from genetic test services under the GeneSight brand. The Company generally bills third-party payors or, for customers with whom the Company has a contract, bills the customer directly, upon generation and delivery of the genetic test report to the ordering healthcare provider. When billing third-party payors, the Company takes assignment of insurance benefits and the risk of collection with the third-party payor. The Company bills the patient directly for amounts owed after requests for payment have been denied or only partially paid by the third-party payor. Billings under contractual relationships take the form of a typical monthly invoicing process.

Revenue for tests performed is recognized when the following criteria are met: (1) delivery has occurred and service has been rendered; (2) persuasive evidence of an arrangement exists; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

Delivery occurs when the Company performs the genetic test and generates and delivers the report to the healthcare provider, or makes it available on its web portal.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Persuasive evidence of an arrangement exists when either a specific agreement is in place with a third-party payor or customer which addresses reimbursement for the test, or, the third-party payor is considered a commercial third-party payor (private insurance or managed care program) for which there is a history of insurance benefit coverage. Determination of a fixed or determinable fee and collectability is based on management’s judgments regarding whether the fee charged for services delivered is fixed or determinable, and the collectability of those fees under any contract, agreement or pattern of historical collections for similar payors. When evaluating whether the fee is determinable and collectible, the Company considers whether it has sufficient history to reliably estimate a payor’s individual payment patterns. Based upon several months of payment history, either for the specific payor, or, in the case of commercial third-party payors, for an aggregate of similar payors, the Company reviews the reimbursement payment pattern to determine its estimate of the collectible fee. Accordingly, the Company recognizes revenue net of any contractual allowance or other discounts taken by the payor or payor class. To the extent that all criteria set forth above are not met when test results are delivered, revenues are recognized after the provision of services and when cash is received from the payor. Cash received from the insurance payor or the patient as a result of the insurance appeals process and patient billing process is recognized on a cash basis.

The Company’s products are exempt from state sales taxation due to the nature of the products. As a result, the Company does not charge customers state sales tax.

Cost of Services

Cost of services is expensed as incurred and includes laboratory materials and supplies used in performing the genetic test services, direct labor costs, equipment and infrastructure expenses associated with testing, shipping and handling costs for collection materials used for test orders sent from clinicians, rent, equipment depreciation and royalties payable.

Advertising Expenses

Advertising expenses are included in sales and marketing expenses and comprise costs incurred to produce and communicate the promotion of the Company, its brand, or its products, and are expensed as incurred. Advertising expenses were $2,280 and $4,339 for the years ended December 31, 2014 and 2015, respectively and were $1,861 and $2,300 for the six months ended June 30, 2015 and 2016, respectively.

Research and Development Expenses

Research and development expenses are comprised of costs incurred to develop technology and carry out clinical studies. Such expenses include salaries and benefits, supplies used in research and development work, external research and development expenses incurred under arrangements with third parties such as contract research organizations and consultants, facilities expenses which include rent and depreciation of equipment, and other outside costs. Research and development costs are expensed as incurred.

The Company enters into collaboration and clinical trial agreements with commercial firms, researchers and other clinical collaborators and records these costs as research and development expenses. Under such agreements, the Company may pay for services monthly, quarterly, under a defined payment schedule or other basis. Such arrangements are generally cancellable upon reasonable notice and payment of costs incurred. Costs are considered incurred based on an

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

evaluation of progress to completion of specific tasks under each contractor using information provided by the Company’s clinical sites and vendors. The Company records accruals for estimated study costs comprised of work performed by its collaborators under contract terms. Advance payments for goods or services that will be used or rendered for future research and development activities are capitalized and recognized as work is performed, milestones achieved, and costs incurred.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

When uncertain tax positions exist, the Company recognizes the benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances. As of December 31, 2014 and 2015, and at June 30, 2016, the Company did not have any uncertain tax positions. The Company’s policy is to recognize interest and penalties related to uncertain tax positions in income tax expense.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. U.S. GAAP establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments, and is not a measurement of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1—Valuations based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Valuations based on quoted prices for similar assets or liabilities in markets that are not active, or for which all significant inputs are observable, either directly or indirectly.

Level 3—Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Items measured at fair value on a recurring basis include liabilities for warrants exercisable into redeemable convertible preferred stock.

Stock-Based Compensation

All stock-based payments to employees, including grants of employee stock options and restricted stock and modifications to existing stock awards, are recognized in the statements of operations and comprehensive loss based on their fair values. The Company estimates the fair value of options granted using the Black-Scholes option pricing model and an estimate of the fair value of the Company’s Common Stock. The Company recognizes compensation expense related to stock-based awards with a service condition on a straight-line basis, based on the grant date fair value, over the requisite service period of the award, which is generally the vesting term. The Company recognizes compensation expense related to stock-based awards with performance conditions based on the grant date fair value over the requisite service period if it is probable that the performance conditions will be satisfied.

The Company uses the Black-Scholes option-pricing model to calculate the fair value of stock options granted. The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, (d) the fair value of the Company’s Common Stock at date of grant, and (e) expected dividends. Due to the lack of a public market for the trading of the Company’s Common Stock and a lack of Company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a representative group of companies with similar characteristics to the Company over a period of time commensurate with the expected term assumption. The Company believes the group selected has sufficient similar economic and industry characteristics, and includes companies that are most representative of the Company. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its Common Stock, which is similar to the Company’s peer group.

Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” and represents only the unvested portion of the surrendered option. Ultimately, the actual expense recognized over the vesting period will only be for those options that vest.

Net Loss Per Common Share

Basic net loss per share is calculated by dividing net loss attributable to common shareholders by the weighted-average shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting weighted-average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, redeemable

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

convertible preferred stock, redeemable convertible preferred stock warrants and stock options are considered to be common stock equivalents, but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per common share is the same for all periods presented.

Recent Accounting Pronouncements

In March 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-09, Compensation—Stock Compensation (Topic 718). ASU 2016-09 identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liability, an option to recognized gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 31, 2016, including interim periods within that year. The Company is currently evaluating the effect this standard will have on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in ASU 2016-02 supersedes the lease recognition requirements in Accounting Standards Codification (ASC) Topic 840, Leases (FAS 13). ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740) Balance Sheet Classification of Deferred Taxes. The amendments in ASU 2015-17 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. ASU 2015-17 is effective for reporting periods beginning after December 15, 2016; however, early adoption is permitted. The Company early adopted this standard in 2015 and applied the requirements retrospectively to all periods presented. The impact was not material to the consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330) Simplifying the Measurement of Inventory. ASU 2015-11 modifies existing requirements regarding measuring inventory at the lower of cost or market. Under current standards, the market value requires consideration of replacement cost, net realizable value and net realizable value less an approximate normal profit margin. The guidance in ASU 2015-11 replaces market with net realizable value, defined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This will eliminate the need to determine and consider replacement cost or net realizable value less an approximately normal profit margin when measuring inventory. The adoption of ASU 2015-11 is effective beginning January 1, 2017 and is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” The standard will apply one comprehensive revenue recognition model across all contracts, entities and sectors. The core principal of the new standard is that revenue should be recognized to

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Once effective, this ASU will replace most of the existing revenue recognition requirements in U.S. GAAP. This update, as amended, is currently effective for annual reporting periods beginning after December 15, 2017, however, early adoption as of the original effective date will be permitted. The Company is currently assessing the effect that adoption of the new standard, including possible transition alternatives, will have on its consolidated financial statements.

3. Property and Equipment, Net

Property and equipment and related accumulated depreciation and amortization are as follows:

	December 31,		June 30,
	2014	2015	2016
			(unaudited)
Computer equipment	$475	$1,107	$1,396
Laboratory equipment	1,999	2,798	2,477
Leasehold improvements	1,435	1,757	1,773
Office furniture and equipment	710	831	833
Assets under capital lease	250	300	300
Internal-use software	2,605	2,912	2,933

	7,474	9,705	9,712
Less accumulated depreciation and amortization	(3,959)	(5,543)	(6,169)

	$3,515	$4,162	$3,543

Assets under capital lease principally represent laboratory and information technology related equipment.

Depreciation expense was recorded in costs of services and general and administrative expense as follows:

	Years Ended December 31,		Six months Ended June 30,
	2014	2015	2015	2016
			(unaudited)
Cost of services	$1,036	$1,039	$483	$666
General and administrative	484	650	283	299

	$1,520	$1,689	$766	$965

Depreciation expense related to all capitalized internal use software for the years ended December 31, 2014 and 2015 was $504 and $357, respectively, and for the six months ended June 30, 2015 and 2016 was $171 and $177, respectively.

During the year ended December 31, 2015, the Company incurred non-cash impairment charges of $416 related to the abandonment of projects in which the Company was seeking to develop genetic diagnostic software and $237 related to equipment deemed obsolete for its intended purposes and no-longer used in operations.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

There were no impairments of long-lived assets recognized for the year ended December 31, 2014 or for the six months ended June 30, 2015 and 2016.

4. Intangible Assets, Net

Intangible assets and related amortization are as follows:

	December 31,		June 30,
	2014	2015	2016
			(unaudited)
Technology license agreements, at cost	$418	$418	$418
Less accumulated amortization	(97)	(126)	(140)

	$321	$292	$278

The estimated amortization expense for each of the five succeeding years is approximately $29.

5. Other Accrued Expenses

Other accrued expenses are as follows:

	December 31,		June 30,
	2014	2015	2016
			(unaudited)
Bonus and commissions	$1,900	$2,880	$2,899
Salaries and wages	1,083	1,808	1,748
Clinical study costs	1,061	1,783	1,599
Royalties and fees	721	1,737	1,192
Contractual claim reserves	—	2,026	2,526
Other accrued expenses	564	1,479	2,026

	$5,329	$11,713	$11,990

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

6. Fair Value Measurements

The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their values because of the short-term nature of the instruments. The fair value measurements of the Company’s liabilities for warrants exercisable into redeemable convertible preferred stock at December 31, 2014 and 2015 and at June 30, 2016 are summarized below:

	December 31, 2014
	Level 1	Level 2	Level 3	Total
Liabilities
Liability for preferred stock warrants	$—	$—	$11,750	$11,750

Total liabilities at fair value	$—	$—	$11,750	$11,750

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Liabilities
Liability for preferred stock warrants	$—	$—	$15,347	$15,347

Total liabilities at fair value	$—	$—	$15,347	$15,347

	June 30, 2016
	Level 1	Level 2	Level 3	Total
	(unaudited)
Liabilities
Liability for preferred stock warrants	$—	$—	$594	$594

Total liabilities at fair value	$—	$—	$594	$594

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

There were no transfers between levels of the fair value hierarchy in 2014 or 2015 or for the six months ended June 30, 2016. The following tables summarize the activity related to the fair value measurements of the Company’s liabilities for warrants exercisable into redeemable convertible preferred stock and embedded redemption features associated with the Company’s unsecured convertible promissory notes, each having fair value measurements based on significant unobservable inputs (Level 3):

	Warrant Liability	Embedded Redemption Features	Total
Fair value at January 1, 2014	$7,266	$—	$7,266

Issuance of Series C Redeemable Convertible Preferred Stock Warrants	173	—	173
Exercise of Series B Redeemable Convertible Preferred Stock Warrants	(957)	—	(957)
Change in fair value of Warrant liability	5,268	—	5,268
Issuance of embedded redemption features	—	2,520	2,520
Change in fair value of embedded redemption features	—	(2,520)	(2,520)

Fair value at December 31, 2014	11,750	—	11,750
Exercise of Series B Redeemable Convertible Preferred Stock Warrants	(55)	—	(55)
Issuance of Series D Redeemable Convertible Preferred Stock Warrants	83	—	83
Change in fair value of warrant liability	3,569	—	3,569

Fair value at December 31, 2015	15,347	—	15,347
Exercise of Series B Redeemable Convertible Preferred Stock Warrants (unaudited)	(13,984)	—	(13,984)
Change in fair value of warrant liability (unaudited)	(769)	—	(769)

Fair value at June 30, 2016 (unaudited)	$594	$—	$594

Warrants exercisable into redeemable convertible preferred stock

The terms of the warrants are further described in Note 9 to the consolidated financial statements.

The Company used the Probability-Weighted Expected Return Method (PWERM) to fair value the warrants at December 31, 2014 and 2015 and June 30, 2016. As part of the PWERM, the Company developed three potential financial scenarios: an initial public offering (IPO) exit scenario with a positive Local Coverage Determination (LCD) from Medicare, a sale of the Company with a positive LCD from Medicare, and liquidation of the Company’s assets. The weighted probability of each scenario, which is a key assumption in the PWERM model, follows:

	December 31, 2014	December 31, 2015	June 30, 2016
			(unaudited)
IPO—positive local coverage determination	60%	70%	20%
Sale—positive local coverage determination	35%	25%	75%
Liquidation	5%	5%	5%

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Embedded redemption features associated with the Company’s unsecured convertible promissory notes

The terms of the unsecured convertible promissory notes and embedded redemption features are further described in Note 7 to the consolidated financial statements.

The initial fair value of the embedded redemption features associated with the Company’s unsecured convertible promissory notes was calculated as the difference between the fair value of the unsecured convertible promissory notes and the probability weighted average value the note holders would receive under each redemption event assuming no discount upon conversion. In order to estimate the fair value of the unsecured promissory notes, the value the note holders would receive under each exit event (whether or not such exit event was bifurcated as a separate financial instrument for accounting purposes) were combined with probability estimates these exit events would occur within the life of the unsecured convertible promissory notes. Such assumptions were consistent with the Company’s assumptions underlying its PWERM to fair value the Company’s Common Stock and warrants exercisable into Preferred Stock. The fair value of the embedded redemption feature was $0 at December 31, 2014 and for all future periods as the related unsecured convertible promissory notes automatically converted into Series D redeemable convertible preferred stock on December 19, 2014.

7. Unsecured Convertible Promissory Notes

On March 28, 2014, the Company issued $7,000 unsecured convertible promissory notes with a coupon rate of 8.0%. At the date of issuance, the Company recognized a liability for the unsecured convertible promissory notes of $622, which represented the difference between the proceeds from the issuance of the notes and sum of the fair value of the embedded redemption features requiring bifurcation and the value of the beneficial conversion features.

On December 19, 2014, the Company closed a $30,000 financing through the issuance of 4,228,901 shares of Series D redeemable convertible preferred stock led by new and supported by existing investors at a price of $7.09 per share. In accordance with their terms, the $7,000 unsecured convertible promissory notes plus accrued interest of $408 was automatically converted into 1,306,077 shares of Series D redeemable convertible preferred stock at 80% of the Series D subscription price, or $5.67. Interest expense of $6,378 was recognized in the consolidated statements of operations and comprehensive loss in 2014 to accrete the discounted notes to par value prior to conversion.

The unsecured convertible promissory notes were convertible into shares of the Company’s most senior series of redeemable convertible preferred stock then authorized at a conversion price of $2.74 per share on June 30, 2015, or at $4.11 per share on December 31, 2014 if certain annual financial performance conditions were met. The unsecured convertible promissory notes were to convert into shares of the Company’s Common Stock at a conversion price of $4.11 per share upon an IPO of the Company’s Common Stock. At issuance, the effective conversion prices were ‘in the money’ which require separate accounting in equity. The intrinsic value of the embedded beneficial conversion feature of $3,858 at issuance was recognized as an adjustment to additional paid-in capital and was calculated as the fair value of the securities into which the instrument is convertible less the effective conversion price, multiplied by the number of shares into which the security is convertible.

The unsecured convertible promissory notes were automatically redeemable under the following four scenarios: (a) in the event that the Company consummated a Qualified Financing (sale of preferred equity securities in a single transaction or series of related transactions with minimum gross proceeds to the Company of $10,000 in the aggregate), each note was to automatically convert into

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

shares of the like security, at a rate of 80% of the price per share of the securities sold and issued in the Qualified Financing; (b) in the event that the Company consummated a sale of equity securities that did not constitute a Qualified Financing, each note was to automatically convert into shares of the Company’s most senior series of redeemable convertible preferred stock then authorized, at a rate of 80% of the price per share of the equity security sold and issued by the Company in the non-qualified financing; (c) in the event that there was a change in control or sale of the Company, each note was to be repaid, in cash, in an amount equal to two times (200%) of the then outstanding obligation; and (d) in the event of a default (default in payment, liquidation of Company, or bankruptcy proceedings), each note was to become immediately due and payable in cash. Other than redemption in the event of default, each of the redemption features represented a contingent option that could have accelerated repayment of the note (the settlement is in the form of redemption, not conversion, because the settlement amount was the principal amount of the unsecured convertible promissory notes). Accordingly, these features were not clearly and closely related to the debt host and required bifurcation and separate accounting as financial instruments under U.S. GAAP. The fair value of these instruments was recorded apart from the carrying value of the unsecured convertible promissory note at issuance and was carried at fair value within the consolidated balance sheets. Changes in the fair value were recognized within the consolidated statements of operations and comprehensive loss within the caption “Change in fair value of warrant liability and embedded redemption features”.

8. Long-Term Debt

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” This ASU requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. This ASU is effective for interim and annual periods beginning after December 31, 2015 and is required to be applied retrospectively. The Company adopted this ASU on January 1, 2016. As required under the ASU, this adoption resulted in the reclassification of $128 and $199 of debt issuance costs included in other current assets and other non-current assets to long-term debt on the Consolidated Balance Sheet as of December 31, 2014 and 2015, respectively.

The following is a summary of long-term debt:

	December 31,		June 30,
	2014	2015	2016
			(unaudited)
Term loans	$20,000	$30,000	$30,000
Revolving line of credit	104	—	5,000
Innovation Ohio Loan	991	—	—
DHC promissory note	471	381	—
Mason Port Authority forgivable loan	100	93	85
Capital lease obligations	113	93	51

	21,779	30,567	35,136
Amortization of financing costs	254	318	567
Debt issuance cost	(199)	(128)	(105)
Discounts on term loans	(278)	(234)	(185)

Total long-term debt, net of discounts and financing costs	21,556	30,523	35,413
Less current portion of long-term debt	(4,698)	(312)	(9,912)

Total long-term debt, less current portion	$16,858	$30,211	$25,501

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

On May 16, 2014, the Company entered into an agreement with General Electric Capital Corporation (GECC) and Silicon Valley Bank (SVB) for a term loan totaling $20,000 and a revolving line commitment of $5,000. Under the agreement, GECC functioned as both the administrator and one of the lenders, with a term loan commitment of $12,000 and a revolving line commitment of $3,000. SVB’s term loan commitment was $8,000 and revolving line commitment was $2,000. At close, $20,000 and $1,300 were drawn under the term loan and revolving line commitment, respectively, and used to repay the then existing SVB term loan and revolving line commitment of $8,000 and $1,170, respectively. In connection with the transaction, the Company issued to GECC and SVB a total of 72,992 warrants exercisable into Series C Redeemable Convertible Preferred Stock, which was initially valued at $173. The Company accounted for the SVB term loan as a modification, as the terms of the instrument were not substantially different from the terms of the SVB term loan which was repaid.

The carrying value of the term loans were recorded net of a discount equal to the fair value of the warrants issued and the fees paid at loan closing. There was $200 of fees associated with the term loan due at the signing. The loan is being accreted to face value through monthly amortization of the discount. The Company is also accruing the $1,000 of fees that will be due at loan termination through monthly interest charges. The term loans provide for an interest rate of 8.7% annually. The Company is required to make interest only payments of $600 and one final payment of $2,000 on the final maturity date of November 16, 2017. The Company made principal repayments totaling $1,200 during the year ended December 31, 2015.

There were $25 of fees paid at closing that were associated with the new revolving line, which has greater borrowing capacity than the previous SVB revolver line due to the longer term. The Company capitalized these fees, and is expensing them over the new term on a straight line basis. The revolving line has an interest rate of 3.5% per annum plus a calculated reference rate, equal to the greater of 1.25% per annum and the London Inter-Bank Offering Rate (LIBOR), and includes an unused line fee of 0.5% per annum. The maturity date for the revolving lines is November 16, 2017. The loan agreement includes minimum liquidity and days sales outstanding financial covenants covering both the term loan and the revolving line. The GECC and SVB loan and security agreement includes certain covenants, which place restrictions on changes in business, management, ownership, control, and indebtedness. The loan is secured by substantially all of the Company’s assets.

On July 17, 2015, the Company entered into an Amended and Restated Loan and Security Agreement (“amended term loan”) with Healthcare Financial Solutions, LLC (“HFS”) as agent and HFS and SVB as lenders on the existing term loan which provides for a total amended term loan amount of $30,000, an optional second term loan of $5,000 and a revolving line loan with borrowing capacity up to $5,000. This transaction was originally consummated with GECC as lender and agent. At close, $11,200 was drawn under the amended term loan in addition to the $18,800 outstanding under the existing term loan. As of June 30, 2016, we had borrowed $5,000 million against the revolving line of credit. No amounts were drawn under the second term loan as of June 30, 2016. Access to the second term loan is subject to restrictions including net revenue in excess of $70,000 on a trailing twelve month basis. The term loans provide for an interest rate of 6.15% per annum plus a calculated reference rate, equal to the greater of 1.75% per annum and the 3-month LIBOR. The Company is required to make interest-only payments on the term loans for 18 months. In connection with the financing transaction, the Company issued to Health Equity Holding, LLC (HEH), an affiliate of HFS and SVB a total of 15,797 warrants exercisable into Series D preferred stock. The carrying value of the term loan was recorded net of a discount equal to $83, the initial fair value of the warrants. Beginning February 1, 2017, the Company is required to make equal principal and interest payments per month for 30 months, with the final payment due on July 17, 2019. The Company is also accruing $1,500 of fees that

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

will be due at loan termination through monthly interest charges. The revolving line interest rate is equal to 3.5% per annum plus a reference rate equal to the greater of 1.75% and LIBOR and also has a fee of 0.5% of the unused borrowing capacity. The Company has accounted for the amended term loan as a modification as the terms of the new debt instruments are not substantially different from the terms of the previous debt instruments.

The amended term loan agreement does not require the Company to maintain any financial covenants. The amended term loan agreement does include certain covenants which place restrictions on changes in business, management, ownership, control and indebtedness, and is secured by substantially all of the Company’s assets. In the event the Company receives at least $50,000 in unrestricted net cash proceeds from the sale and issuance of preferred or common stock, the fixed portion of the interest rate on the term loans reduces from 6.15% to 5.2% and extends the interest-only payments on the term loans from 18 to 24 months.

In February 2010, the Company received an Innovation Ohio Loan (IOL) for $1,200 from the Ohio Department of Development with an initial drawdown of $500 on March 30, 2010, and the remainder on February 3, 2011. In May 2013, the IOL was rescheduled to extend the interest only period an additional six months through November 2013, and in April 2014, the loan was rescheduled again to reduce scheduled payments to $3 monthly principal plus monthly interest payments for nine months, through December 2014. The Company made principal repayments totaling $67 and $142 in 2013 and 2014, respectively, and $991 during the year ended December 31, 2015. On July 17, 2015, the IOL was repaid in full.

On November 1, 2010, the Company entered into a 6% promissory note with Diamond Healthcare Corporation (“DHC”) for the principal amount of $471. This note was amended on March 15, 2011, to extend the maturity from December 31, 2011 to April 15, 2016. The amended interest rate is the lower of 6% or LIBOR plus 2% rounded to the nearest 0.125%, measured each April 1 and October 1. Monthly principal-only payments of $10 began on April 15, 2015, and the note matures on April 15, 2016, at which time the principal balance and all accrued interest are due. The Company made principal repayments totaling $90 during the year ended December 31, 2015 and $381 during the six months ended June 30, 2016, which paid the note off in full.

On December 14, 2011, the Company entered into a forgivable loan with Mason Port Authority, for $100. The proceeds were required to be used for leasehold improvements in the leased office space in Mason, Ohio. Commencing January 1, 2015, interest begins to accrue on the unpaid balance at a rate of 2.275% per year, with principal payments beginning June 1, 2015. Principal and interest payments are scheduled to be made each June 1 and December 1, through December 1, 2026. The loan payments (principal and interest) are subject to defeasance provided that minimum requirements for the number of employees and annual payroll dollars have been met, as measured each January 30 beginning in 2015. During the period ended June 30, 2016, the Company recognized $8 for the defeasance of principal and interest related to the forgivable loan with Mason Port Authority.

On July 24, 2011, the Company entered into an equipment lease agreement with PNC Equipment Finance, with an approved financing amount of $250. The Company has total equipment financing of $113 and $62 as of December 31, 2014 and 2015, respectively. The lease term is five years, ending December 14, 2016. Lease payments are defined with an imputed interest rate of 2.66%. The outstanding lease principal and interest payments are secured by cash balances in a PNC money

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

market account throughout the term of the lease. Upon expiration of the initial term, the Company has the option to purchase the equipment at a bargain purchase price. The Company has accounted for this lease as a capital lease.

On June 11, 2015, the Company entered into an information technology equipment lease for $47. Interest accrues at 7.928% per year with principal payments beginning on June 15, 2015 and made annually. The Company made an initial deposit of $17 as of December 31, 2015. The lease term is two years, ending June 14, 2017. The Company has accounted for this lease as a capital lease.

On March 11, 2016, the Company entered into a series of agreements with JobsOhio, an Ohio non-profit corporation, which will provide proceeds to the Company in the form of a four-year term loan of up to $4,000 and a $1,000 grant. Proceeds from the loan and grant are to be used towards the Company’s plan for an expansion of its current operations in Mason, Ohio. The loan and grant are disbursed on a reimbursement basis for activities completed in accordance with the terms of each respective agreement. In accordance with the terms of the agreements, the Company must attain certain metric commitments related to the creation of full-time positions and amounts invested in the project. The metric commitments expire on December 31, 2019. The loan will bear interest at 5% per annum, commencing on the date of the first disbursement. As of June 30, 2016, the Company has not submitted claims for reimbursement. In addition to the interest on the loan, the loan requires the Company to pay $600 in the form of a participation fee upon the earlier of prepayment or maturity of the loan as well as an annual service fee equal to 0.25% on the principal balance outstanding. The Company is not required to maintain any financial covenants. The loan is secured under a subordinated security agreement by certain assets of the Company.

At December 31, 2014 and 2015, and June 30, 2016, the Company is in compliance with all the terms and conditions of its debt agreements.

Scheduled future payments for principal obligations under outstanding long term debt facilities at December 31, 2015 are as follows (amounts exclusive of any related debt discounts and amortization of financing costs):

December 31, 2015
2016	$457
2017	11,033
2018	12,008
2019	7,008
2020	8
Thereafter	53

Total	$30,567

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

9. Warrants

The following is a summary of the Company’s outstanding Warrants exercisable into Preferred Stock:

	Series B Warrants— issued with the initial Series B redeemable convertible preferred stock	Series B Warrants— issued with the January, 2012 SVB loan agreement	Series C Warrants— issued with the May, 2014 HEH/SVB loan agreement	Series D Warrants— issued with the July, 2015 HEH/SVB loan agreement	Total
Exercise Price (per share)	$1.04	$1.89	$2.74	$7.09

December 31, 2014
Number of Warrants	2,952,396	57,692	72,992	—	3,083,080
Fair Value	$3.84	$3.25	$3.09	$—
Total Value	$11,337	$187	$226	$—	$11,750
Cash Settled Number of Shares	2,952,396	57,692	72,992	—	3,083,080
Net Settled Number of Shares	2,374,149	37,158	38,628	—	2,449,935

December 31, 2015
Number of Warrants	2,937,973	57,692	72,992	15,797	3,084,454
Fair Value	$5.03	$4.35	$4.02	$1.58
Total Value	$14,778	$251	$293	$25	$15,347
Cash Settled Number of Shares	2,937,973	57,692	72,992	15,797	3,084,454
Net Settled Number of Shares	2,469,339	40,968	44,091	3,869	2,558,267

June 30, 2016 (unaudited)
Number of Warrants	—	57,692	72,992	15,797	146,481
Fair Value	$—	$3.81	$4.23	$4.13
Total Value	$—	$220	$309	$65	$594
Cash Settled Number of Shares	—	57,692	72,992	15,797	146,481
Net Settled Number of Shares	—	39,180	44,863	5,359	89,402

Expiration	2016	2022	2024	2025

Freestanding warrants that are related to the Company’s redeemable convertible preferred stock are classified as liabilities on the accompanying balance sheets because the underlying shares are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The warrants are subject to measurement at each balance sheet date, and any change in fair value is recognized in the consolidated statements of operations and comprehensive loss within the caption “Change in fair value of warrant and embedded redemption features”.

During the six months ended June 30, 2016 and prior to expiration, the Series B redeemable convertible preferred stock warrants, originally issued in connection with the Series B Redeemable Convertible Preferred Stock, were exercised by the holders and converted into 2,628,351 shares of the Company’s Series B Redeemable Convertible Preferred Stock. Certain of the holders elected to exercise the Series B redeemable convertible preferred stock warrants by payment of the exercise price, resulting in cash proceeds of $1,179 during the six months ended June 30, 2016. The remaining holders elected to exercise the Series B redeemable convertible preferred stock warrants on a net, or cashless, basis. The Series B redeemable convertible preferred stock warrants, originally issued in connection with the Series B Redeemable Convertible Preferred Stock, required the holder to exercise the warrants upon the consummation of an IPO, at which time the redeemable convertible preferred stock warrants would be converted into warrants to purchase Common Stock and then exercised into shares of the Company’s Common Stock. The Company’s other Series B Redeemable Convertible Preferred Stock warrants, issued to SVB in connection with a debt transaction, and the Company’s Series C and D Redeemable Convertible Preferred Stock warrants issued to SVB and GECC in

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

connection with a debt transaction, do not require automatic exercise by the holders upon consummation of an IPO. Rather, these warrants would be converted into warrants to purchase Common Stock upon the consummation of an IPO.

10. Redeemable Convertible Preferred Stock

At June 30, 2016, the Company had the following classes of Redeemable Convertible Preferred Stock:

Series A: 5,160,725 shares of authorized, issued and outstanding Series A Redeemable Convertible Preferred Stock, par value of $0.00001 per share;

Series B: 13,998,351 authorized shares of Series B Redeemable Convertible Preferred Stock, par value of $0.00001 per share, of which 13,631,037 shares were issued and outstanding;

Series C: 4,635,035 authorized shares of Series C Redeemable Convertible Preferred Stock, par value $0.00001 per share, of which 4,562,043 shares were issued and outstanding; and

Series D: 7,666,432 authorized shares of Series D Redeemable Convertible Preferred Stock, par value $0.00001 per share, of which 7,650,635 shares were issued and outstanding.

On December 19, 2014, the Company issued 4,228,901 shares of Series D Redeemable Convertible Preferred Stock at a price of $7.09 per share resulting in aggregate net cash proceeds of $29,890. In addition, the Company issued 1,306,077 shares of Series D Redeemable Convertible Preferred Stock as a result of the automatic conversion of $7,000 of unsecured convertible promissory notes, plus $408 accrued interest, at 80% of the Series D subscription price, or $5.67.

In December 2015, the Company issued an additional 2,115,657 shares of Series D Redeemable Convertible Preferred Stock at a price of $7.09 resulting in aggregate net cash proceeds of $14,953. In connection with the issuance, the Company amended certain rights and privileges provided to the holders of the previously issued Series D Redeemable Convertible Preferred Stock as further discussed below under the heading “Extinguishment of series D Preferred Stock.”

During the six months ended June 30, 2016, the Series B redeemable convertible preferred stock warrants, originally issued in connection with the Series B Redeemable Convertible Preferred Stock, were exercised by the holders and converted into 2,628,351 shares of the Company’s Series B Redeemable Convertible Preferred Stock as further discussed in Note 9 to the consolidated financial statements.

Due to the contingent redeemable nature of the Company’s Preferred Stock upon a Deemed Liquidation Event as further discussed below, the Company’s Preferred Stock has been classified as temporary equity. However, the Preferred Stock is not currently redeemable as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. The Company cannot assess certain change in control or other liquidity events as probable until the event occurs. Accordingly, subsequent measurement for the Preferred Stock carrying value is not permitted unless it becomes probable that the Preferred Stock will become redeemable. The Preferred Stock is not being accreted to its full redemption amount at December 31, 2014 and 2015 or at June 30, 2016 since the contingent redemption event is not probable.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

The rights, preferences and privileges of the Redeemable Convertible Preferred Stock are as follows:

Voting

The holders of shares of Redeemable Convertible Preferred Stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the applicable series of Redeemable Convertible Preferred Stock held by such holder are convertible relating to any matter presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company, or by written consents of shareholders in lieu of meetings. Except as provided by law or otherwise, the holders of shares of Redeemable Convertible Preferred Stock vote together with the holders of shares of Common Stock as a single class.

Dividends

The holders of the Redeemable Convertible Preferred Stock are entitled to non-cumulative 8% dividends, payable as and if declared by the Board of Directors. In 2014 and 2015 and through June 30, 2016, no dividends have been declared by the Board of Directors.

Conversion

Each share of Preferred Stock is convertible at the option of the holder, at any time and from time to time, into fully paid and non-assessable shares of Common Stock. The conversion price is equal to the original issue price, subject to certain dilution adjustments and certain other adjustments applicable to Series D Preferred Stock holders. At June 30, 2016, the outstanding Series A Preferred Stock is convertible into 5,160,725 shares of Common Stock, the outstanding Series B Preferred Stock is convertible into 13,631,037 shares of Common Stock, the outstanding Series C Preferred Stock is convertible into 4,562,043 shares of Common Stock and the outstanding Series D Preferred Stock is convertible into 7,650,635 shares of Common Stock.

Each share of Series A, B and C Redeemable Convertible Preferred Stock is automatically convertible into fully paid and non-assessable shares of Common Stock upon either: (i) the closing of the sale of shares of the Company’s Common Stock to the public in an underwritten public offering resulting in at least $50,000 of gross proceeds to the Company at a per share price of at least three times the Series C Preferred Stock original issue price (as adjusted for stock splits, dividends, recapitalizations and the like), or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of shares constituting 50% of the then outstanding shares of Series C Preferred Stock, Series B Preferred Stock or Series A Preferred Stock, respectively, voting collectively and together as a separate class.

Each share of Series D Redeemable Convertible Preferred Stock is automatically convertible into fully paid and non-assessable shares of Common Stock upon either: (i) the closing of the sale of shares of the Company’s Common Stock to the public in an underwritten public offering resulting in at least $50,000 of gross proceeds to the Company, or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of shares constituting 50% of the then outstanding shares of Series D Preferred Stock voting collectively and together as a separate class. In the event of an IPO, the conversion ratio for all existing and additional shares of Series D Preferred Stock shall be increased, if necessary, to provide a return equal to the greater of (a) a compound

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

annual growth rate of not less than 25.0% and (b) 1.33 times the original issue price (such greater return, the Hurdle Return); provided, however, that the Hurdle Return shall not, in any event, exceed 3.00 times the original issue price. If the share price for the initial public offering exceeds the price necessary to provide such Hurdle Return, the conversion ratio shall remain equal to the original issue price.

The Company evaluated each series of its preferred stock and determined that each individual series is considered an equity host under U.S. GAAP. In making this determination, the Company’s analysis followed the whole instrument approach, which compares an individual feature against the entire preferred stock instrument which includes that feature. The Company’s analysis was based on a consideration of the economic characteristics and risks of each series of preferred stock. More specifically, the Company evaluated all of the stated and implied substantive terms and features, including: (i) whether the preferred stock included redemption features, (ii) how and when any redemption features could be exercised, (iii) whether the holders of preferred stock were entitled to dividends, (iv) the voting rights of the preferred stock and (v) the existence and nature of any conversion rights. As a result of the Company’s conclusion that the preferred stock represents an equity host, the conversion feature of all series of preferred stock is considered to be clearly and closely related to the associated preferred stock host instrument. Accordingly, the conversion feature of all series of preferred stock is not considered an embedded derivative that requires bifurcation.

The Company accounts for potentially beneficial conversion features under U.S. GAAP. At the time of each of the issuances of Preferred Stock, the Company’s Common Stock into which each series of the Company’s Preferred Stock is convertible had an estimated fair value less than the effective conversion prices of the convertible Preferred Stock. Therefore, there was no intrinsic value on the respective commitment dates.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event, as defined in the Articles of Incorporation, Series A, B and C Preferred Stock holders are entitled to the liquidation value of their shares equal to the original issue price ($1.00 per Series A Preferred Stock, $1.04 per Series B Preferred Stock, and $2.74 per Series C Preferred Stock). A change-in-control and other significant disposition of corporate assets are considered Deemed Liquidation Events.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or upon the occurrence of a Deemed Liquidation Event, as defined in the Articles of Incorporation, Series D Preferred Stock holders are entitled to the liquidation value of their shares equal to the $7.09 per Series D Preferred Stock original issue price. In the case of a sale of the Company (including any liquidation), (a) if the proceeds available for distribution to the holders of the Series D Preferred Stock, after giving effect to payment of a liquidation preference equal to the original issue price and ratable participation on an as-converted basis after payment of all other applicable liquidation preferences, are sufficient to provide a return equal to or greater than the Hurdle Return, no adjustment to the liquidation preference applicable to the Series D Preferred Stock shall be made and (b) otherwise, the liquidation preference applicable to the Series D Preferred Stock shall be adjusted to an amount necessary to satisfy the Hurdle Return and the net proceeds available for distribution to the holders of the Series D Preferred Stock shall be applied to the payment of such liquidation preference prior to payment of any other amounts to the shareholders of the Company. If no adjustment is made to the liquidation

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

preference for the Series D Preferred Stock as specified in clause (a) above, the Series D Preferred Stock shall participate ratably in the distribution of any remaining proceeds on an as-converted basis as set forth in the Certificate of Incorporation. If an adjustment is made to the liquidation preference for the Series D Preferred Stock as specified in clause (b) above, the Series D Preferred Stock shall not participate ratably in the distribution of any remaining proceeds on an as-converted basis as set forth in the Articles of Incorporation. The liquidation preference shall be adjusted to an amount equal to the Hurdle Return, and no distributions shall be made on the Series D Preferred Stock above or in excess of that liquidation preference as so adjusted. The Hurdle Return shall not, in any event, exceed 3.00 times the original issue price.

Payment of these amounts ranks in preference to any distribution of assets to the holders of the Common Stock. Upon liquidation, any amounts after payment of the Preferred Stock liquidation preference are distributed pro rata between the holders of the Preferred Stock and the Common Stock holders on an if-converted basis.

Redemption

The Company’s Preferred Stock is not redeemable except in a Deemed Liquidation Event. The Company’s Preferred Stock does not have any mandatory redemption provisions. If the Company shall at any time or from time to time grant redemption rights to any future shareholder or class of stock, such rights shall automatically be granted to the holders of the Company’s currently outstanding Preferred Stock on the same terms and conditions.

The Company has evaluated whether a Deemed Liquidation Event as previously defined represents an event within control of the Company. Due to the voting rights, structure and composition of the Company’s Preferred Shareholders and Board of Directors, the Company has concluded that the Preferred Shareholders control the membership of the Board of Directors and could cause certain events that would meet the definition of a Deemed Liquidation Event. In accordance with U.S. GAAP, shares of Preferred Stock are therefore classified outside of permanent shareholders’ deficit. However, the Preferred Stock is not currently redeemable as the redemption depends on a Deemed Liquidation Event that is not probable of occurrence. Accordingly, subsequent measurement for the Preferred Stock carrying value has not been made until it becomes probable that the Preferred Stock will become redeemable. The Preferred Stock is not being accreted to its full redemption amount at December 31, 2014 and 2015 or at June 30, 2016 since the contingent redemption event is not probable.

Extinguishment of Series D Preferred Stock

In connection with the December 2015 issuance of the Series D Preferred Stock, the rights, preferences, and privileges for the Series D class of preferred stock then outstanding were modified. More specifically, the liquidation and conversion rights were modified for all existing and newly issued shares of Series D Preferred Stock. Additionally, the ability of the Series D Preferred Stock holders as a class to approve any change in control transactions with net proceeds of less than $350,000 was eliminated.

The Company has accounted for the amendment to the rights, preferences, and privileges of the Series D Preferred Stock as an extinguishment of the old preferred stock and issuance of new preferred stock due to the significance of the modifications to the substantive contractual terms of the Series D Preferred Stock and the associated fundamental changes to the nature of the Series D

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Preferred Stock. Accordingly, the Company recorded an aggregate loss of $14,675 within shareholders’ deficit equal to the difference between the fair value of the new shares of Series D Preferred Stock issued and the carrying amount of the old shares of Series D Preferred Stock extinguished. The loss on extinguishment is reflected in the calculation of net loss available to common stockholders in accordance with FASB ASC Topic 260, Earnings per Share. The fair value of the Series D Preferred Stock was determined using the PWERM method as further described in Note 6 to the consolidated financial statements.

Other rights

Certain corporate matters require the approval of the holders of a majority of the Series B and Series C Preferred Shareholders. These corporate matters include significant asset transfers, acquisitions, liquidation, amendments to the Company’s Certificate of Incorporation, issuance of additional stock, termination of the Company’s Chief Executive Officer or other senior officers, material amendment to the Company’s annual budget, and new indebtedness in excess of $500. In addition, certain corporate matters also require the separate approval of the holders of a majority of the Series D Preferred Shareholders. These corporate matters include liquidation or dissolution of the Company, amendments to the Company’s Certificate of Incorporation, issuance of additional stock, and new indebtedness in excess of $500.

11. Shareholders’ Deficit

At December 31, 2014 the Company had 37,248,089 authorized shares of Common Stock and at December 31 2015, and June 30, 2016, the Company had 42,618,507 authorized shares of Common Stock, all with a par value of $0.00001 per share. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferential rights that may be applicable to any Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion, out of funds legally available.

12. Income Taxes

Income tax benefit consists of the following components:

	December 31,
	2014	2015
Deferred income tax benefit:
Federal	$7,924	$11,309
State and local	731	920
Foreign	208	201

Total deferred income tax benefit	$8,863	$12,430
Increase in valuation allowance	(8,863)	(12,430)

Income tax benefit	$—	$—

For the years ended December 31, 2014 and 2015, and the six month periods ended June 30, 2015 and 2016, the Company incurred net operating losses and, accordingly, no current provision for income taxes has been recorded. In addition, no deferred income tax benefit for income taxes has been recorded due to the uncertainty of the realization of any net deferred tax assets.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

The Company is subject to income taxes in the United States and Canada. Reconciliation between the amounts of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pretax loss follows:

	December 31,
	2014	2015
Statutory tax rate	34%	34%
Tax at the federal statutory rate (34%)	$(11,997)	$(14,189)
State and local taxes, net of federal benefit	(724)	(923)
Permanent and other items	3,858	2,682
Change in valuation allowance	8,863	12,430

Income tax expense (benefit)	$—	$—

The Company’s effective tax rates for the six month periods ended June 30, 2015 and 2016 were also 0%, respectively. The Company’s income tax rate for the six month periods ended June 30, 2015 and 2016 differed from the U.S. federal statutory rate of 34.0% principally due to changes in state and local income taxes, permanent differences, and changes in the valuation allowance on deferred taxes.

The Company has considered the impact of state rate changes, apportionment weighting and state filing positions when determining its state effective tax rate. The Company adjusts its state effective tax rate for enacted law changes during the year.

At December 31, 2014 and 2015, the Company had approximately $46,000 and $68,500 respectively, of gross U.S. federal net operating loss carry forwards and approximately $54,000 and $82,000 respectively, of gross U.S., state and local net operating loss carry forwards. Canadian net operating loss carry forwards were $856 and $1,495 as of December 31, 2014 and 2015, respectively. The net operating loss carry forwards, if not utilized, will expire beginning in 2030 for federal, 2016 for state and local, and 2034 for Canada. Given the historical equity financings undertaken by the Company, certain net operating loss carry forwards may be subject to an annual limitation under Section 382 of the U.S. Internal Revenue Code.

Under the provisions of the Internal Revenue Code, the net operating loss carry-forwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss carry-forwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed several financings since its inception, which may have resulted in a change in control as defined by Sections 382 and 383 of the Internal Revenue Code, or could result in a change in control in the future. If any of the financings meet the definition of a change in control under Sections 382 and 383 of the Internal Revenue Code, it is possible that a substantial portion of the net operating loss carry-forwards could be limited.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

The components of the Company’s deferred tax assets and liabilities are as follows:

	Years Ended December 31,
	2014	2015
Deferred tax assets:
Intangible assets	$99	$85
Compensation-related and other accruals	532	1,150
Contractual reserves and uncollectible accounts receivable	1,025	4,301
Federal net operating loss carry forwards	15,541	23,303
State and local net operating loss carry forwards	1,095	1,707
Foreign net operating loss carry forwards	232	396
Valuation allowances	(17,950)	(30,380)

Total deferred tax assets	574	562
Deferred tax liability:
Property and equipment	(349)	(377)
Software and product development costs	(100)	(185)
Other	(125)	—

Total deferred tax liability	(574)	(562)

Net deferred taxes	$—	$—

When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations is recognized as a reduction of income tax expense. Valuation allowances are provided against deferred tax assets when, based on all available evidence, it is considered more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. For financial and tax reporting purposes, the Company has incurred losses since inception. Based on the available objective evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets as of December 31, 2014 and 2015 and June 30, 2016. The Company continues to maintain the underlying tax benefits to offset future taxable income, and to monitor the need for a valuation allowance based on the profitability of its future operations.

At December 31, 2014 and 2015 and June 30, 2016 the Company has no unrecognized tax benefits. It is the Company’s policy to recognize interest and penalties on unrecognized tax benefits as a component of income tax expense. The Company files income tax returns in the U.S. federal jurisdiction, various U.S. state jurisdictions and in Canada. Generally, all of the Company’s tax years remain open and subject to examination by U.S. federal and state taxing authorities and the Canadian taxing authorities due to the accumulation of net operating loss carryforwards.

The Company has made no provision for U.S. income taxes on undistributed earnings from Assurex Canada because any earning will be permanently reinvested.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

13. Stock-Based Compensation Plan

Stock-based compensation expense was $1,105 and $2,702, for the years ended December 31, 2014 and 2015, respectively, and $816 and $1,422 for the six months ended June 30, 2015 and 2016, respectively.

Prior to May 15, 2015, the Company maintained a stock-based compensation plan, the 2010 Equity Incentive Plan, which provides for grants of non-qualified and incentive stock options to employees and non-employee directors. The Company had reserved a total of 6,739,925 shares of its Common Stock for issuance under the stock-based compensation plan. The stock-based compensation plan is administered by the Compensation Committee of the Board of Directors, which, together with the Board of Directors, has the exclusive authority to administer the Plan, including the power to determine eligibility to receive awards, the types and number of shares of stock subject to the awards, the price and timing of awards and the acceleration or waiver of any vesting and performance of forfeiture restrictions, in each case subject to the terms of the plan. Under the stock-based compensation plan, no stock option is exercisable after the expiration of ten years from the date it was granted.

On May 15, 2015, the Company adopted the 2015 Equity Incentive Plan and terminated the 2010 Equity Incentive Plan. The Company has initially reserved 4,168,096 shares of its Common Stock for issuance under the 2015 Equity Incentive Plan. The shares reserved for issuance under the 2015 Equity Incentive Plan may be increased by any shares of Common Stock subject to the 2010 Equity Incentive Plan that are forfeited and become available for issuance. In addition, shares reserved for issuance under the 2015 Equity Incentive Plan are also subject to an annual increase on the first day of each calendar year beginning January 1, 2016 and ending on and including January 1, 2025, equal to the lesser of (i) 5% of the aggregate number of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of Common Stock as determined by the Board of Directors. The 2015 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, which, together with the Board of Directors, has the exclusive authority to administer the plan, including the power to determine eligibility to receive awards, the types and number of shares of Common Stock subject to the awards, the price and timing of awards and the acceleration of waiver of any vesting and performance of forfeiture restrictions, in each case subject to the terms of the plan. The 2015 Equity Incentive Plan provides for the grants of stock options, including incentive stock options (ISO) and nonqualified stock options, restricted stock or restricted stock units, stock appreciation rights, and other stock or cash awards. The term of a stock option may not be longer than ten years, or five years in the case of ISOs granted to certain significant shareholders), under the 2015 Equity Incentive Plan.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

A summary of the Company’s stock option activity and related information for the years ended December 31, 2014 and 2015, and the six months ended June 30, 2016 (unaudited) is as follows:

	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Aggregate Intrinsic Value
Balance at January 1, 2014	4,420,056	0.68	7.98	0.48	8,493
Options granted	1,380,450	2.71		3.70
Options cancelled	(103,772)	1.13		0.94
Options exercised	(1,220,512)	0.27		0.17

Balance at December 31, 2014	4,476,222	1.40	8.08	1.55	12,316
Options granted	1,958,180	3.73		4.97
Options cancelled	(454,756)	1.59		1.77
Options exercised	(474,974)	0.65		0.45

Balance at December 31, 2015	5,504,672	2.27	8.03	2.84	15,452
Options granted	1,758,320	4.19	—	5.57	—
Options cancelled	(345,764)	1.93	—	4.42	—
Options exercised	(472,946)	0.70	—	0.43	—

Balance at June 30, 2016	6,444,282	2.85	8.13	3.68	6,386

Exercisable at December 31, 2014	2,258,128	0.68	7.06	0.49	8,600
Expected to vest after December 31, 2014	2,218,094	2.12	9.11	2.62	3,716
Exercisable at December 31, 2015	2,304,765	1.09	6.63	1.13	10,417
Expected to vest after December 31, 2015	3,199,907	3.12	9.03	4.08	5,035
Exercisable at June 30, 2016	2,415,252	1.55	6.45	1.82	6,886
Expected to vest after June 30, 2016	4,029,030	3.64	9.14	4.79	—

Aggregate intrinsic value represents the estimated value of the Company’s Common Stock at the end of the period in excess of the weighted average exercise price multiplied by the number of options outstanding or exercisable. The aggregate intrinsic value of options exercised during the years ended December 31, 2014 and 2015 and during the six months ended June 30, 2015 and 2016 was $5,036, $2,470, $505 and $2,004 respectively.

During August 2015, the Company’s board of directors granted an aggregate of 409,877 stock option awards to certain members of management. Certain of these awards, totaling 184,997 stock options, contain both a service and performance condition that provide for payout based upon the extent to which the Company achieves certain revenue targets over three-year periods. No vesting will occur if performance is below the threshold levels. Compensation costs is recognized over the required service period if it is probable that the performance conditions will be satisfied.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Awards granted prior to January 1, 2011, generally vest ratably, in 36 equal installments, on the first day of each month beginning after the grant date. Awards granted subsequent to January 1, 2011 under the 2010 and 2015 Equity Incentive Plans, generally vest in accordance with the following schedule:

Award	Vesting
25% of award	Award portion vests on the one-year anniversary of the grant date.
75% of award	Award portion vests ratably on the first day of each month, beginning on the first day of the first month following the one-year anniversary of the grant date, until the fourth anniversary of the grant date.

The grant-date fair value of stock options is recognized as compensation expense over the requisite service period and the expense is expected to be recognized over a weighted-average remaining period of 3.5 and 3.2 years as of December 31, 2014 and 2015, respectively and 3.3 years as of June 30, 2016. The total value of options vested during the years ended December 31, 2014 and 2015 was $930 and $1,838, respectively and $1,726 for the six month period ended June 30, 2016. As of December 31, 2014 and 2015, and as of June 30, 2016, there was $4,087, $8,448 and $13,275, respectively, of unearned stock-based compensation expense related to the Company’s stock options, including performance awards. As of December 31, 2015, the future amortization of these unearned stock-based compensation costs will be $2,123 in 2016; $4,178 in 2017; $3,809 in 2018; $2,596 in 2019; and $568 in 2020. The weighted-average exercise price of options outstanding at December 31, 2014 and 2015 was $1.55 and $2.84, respectively and $3.68 at June 30, 2016.

The Company uses the Black-Scholes option-pricing model to calculate the fair value of stock options granted. The Black-Scholes option pricing model requires the input of certain subjective assumptions, including (a) the expected stock price volatility, (b) the calculation of expected term of the award, (c) the risk-free interest rate, (d) the fair value of the Company’s Common Stock at date of grant, and (e) expected dividends. Due to the lack of a public market for the trading of the Company’s common stock and a lack of company-specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a representative group of companies with similar characteristics to the Company over a period of time commensurate with the expected term assumption. The Company believes the group selected has sufficient similar economic and industry characteristics, and includes companies that are most representative of the Company. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The expected term is applied to the stock option grant group as a whole, as the Company does not expect substantially different exercise or post-vesting termination behavior among its employee population. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock, which is similar to the Company’s peer group.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

The assumptions used in the pricing model are set forth in the following table.

	December 31,		June 30,
	2014	2015	2016
			(unaudited)
Expected stock price volatility	85.0%	90.0%	80.0%
Expected dividend payout	—	—	—
Expected option life	6.25 years	6.25 years	6.25 years
Risk-free interest rate at grant date	1.8%	1.9%	1.2%

14. Retirement Plan

The Company sponsors a 401(k) plan (the Plan) which covers substantially all employees. Employees may elect to defer a percentage of their salary, subject to Internal Revenue Service limitations. No amounts were contributed to the Plan by the Company in 2014 or 2015 or for the six month period ended June 30, 2016.

15. Commitments and Contingencies

Commitments

Lease commitments

The Company entered into three office leases in Mason, Ohio, which commenced on January 1, 2012, December 1, 2012 and November 1, 2014, and terminate December 31, 2016, November 30, 2016 and November 30, 2016, respectively. Upon expiration of the office leases, an option to renew is available based upon negotiations between the Company and lessor.

Assurex Canada entered into a lease with CAMH, which commenced on November 1, 2013, and terminates June 30, 2018. The lease is a sublease of a “head lease” between CAMH and a subsidiary, and may be extended to terminate on November 1, 2018 upon extension of the “head lease” by CAMH and a subsidiary.

Rent expense was $246 and $243 for the years ended December 31, 2014 and 2015, respectively and $123 and $155 for the six month periods ended June 30, 2015 and 2016, respectively.

The following is a schedule of aggregate future minimum payments under non-cancelable operating leases as of June 30, 2016 (unaudited):

June 30, 2016
2016	$159
2017	62
2018	16
Thereafter	—

Total	$237

Capital lease obligations are included in debt, and capital lease assets are included in property and equipment.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Other commitments

The Company contracts with various organizations to conduct research and development activities with remaining contract costs to the Company of $2,285 and $8,354 at December 31, 2014 and 2015, respectively and $5,227 at June 30, 2016. The scope of the services under the research and development contracts can be modified and the contracts cancelled by either party upon written notice.

In December 2014, the Company entered into a 4-year binding commitment to purchase and utilize supplies inventory. After the second anniversary, the Company, acting reasonably, may terminate the contract if an alternative technology offers cost or technology benefits to the Company. If the Company exercises this termination right, the Company’s minimum remaining commitment under the contract is $1,488 at June 30, 2016.

In October 2015, the Company entered into a 2-year binding commitment with another supplier requiring future purchase commitments of $2,871. As of June 30, 2016, the remaining commitment under this contract was $1,836.

Contingencies

The health care industry is subject to numerous complex rules, laws and regulations from third party payors, including federal, state and local government agencies. The Company is not the subject of any audit, investigation, or allegations and management believes the Company is in compliance, with all applicable laws and regulations. Compliance with these laws and regulations, specifically those relating to the Medicare and Medicaid programs, are extremely complex and subject to review and interpretation. The complexity of these laws and regulations are often open to interpretation by the parties involved which could result in the imposition of significant fines and penalties, as well as significant repayment of prior paid claims from patient services and exclusion from the Medicare and Medicaid programs. The Company maintains reserves it believes are adequate to cover any repayment of prior paid claims from patient services. Retroactive adjustments are recorded in future periods as adjustments become known or as years are no longer subject to such audits, reviews and investigations.

The Company currently is, and from time to time, subject to pending and potential claims and suits involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Because of the considerable uncertainties which exist with respect to any claim, it is difficult to reliably or accurately estimate what would be the amount of a loss in the event that a claimant(s) were to prevail. In the event that material assumptions or factual understandings relied upon by the Company to evaluate its exposure with respect to these contingencies prove to be inaccurate or otherwise change in the future, the Company may be required to record a liability for an adverse outcome. To the extent, however, that the Company has been able to reasonably evaluate its potential future liabilities with respect to all of these contingencies, it is the Company’s opinion that the ultimate liability resulting from these contingencies, individually and in the aggregate, should not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

Assurex Health, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

16. Related-Party Transactions

The Company incurs royalties on license agreements with Mayo Clinic and CCHMC, each of whom maintain an ownership interest in the Company. Royalty expenses are recorded within cost of services. The Company also incurs research expense under the license agreement with Mayo Clinic, and under a collaborative research agreement with CCHMC, which is recorded in research and development. The Company generates revenue from Mayo Clinic for the delivery of genetic tests. The following table summarizes royalty and research expenses incurred and revenue generated from related parties for the years ended December 31, 2014 and 2015 and six month periods ended June 30, 2015 and 2016, respectively:

	Years Ended December 31,		(unaudited) Six months Ended June 30,
	2014	2015	2015	2016
Royalties	$1,609	$2,494	$1,384	$1,438
Clinical research expense	$105	$210	$98	$91
Net revenue	$318	$358	$199	$132

The Company paid $25 to Mayo Clinic in 2013 and CCHMC in March, 2014 for milestone payments under the license agreements for patents that were issued in 2013. These payments are capitalized in intangible assets. The Company paid $125 and $0 to Mayo Clinic for research expenses for the six months periods ended June 30, 2015 and 2016, respectively. The Company paid $100 to CCHMC for research expenses in both 2014 and 2015, respectively and $0 in both the six month periods ended June 30, 2015 and 2016, respectively.

The Company has accrued liabilities to related parties for research funding of $375 and $443 at December 31, 2014 and 2015, respectively and $373 at June 30, 2016 and accrued liabilities to related parties for royalties of $721 and $957 at December 31, 2014 and 2015, respectively and $1,192 at June 30, 2016.

The Company entered into a $100 research contract in January 2015 with Diamond HealthCare, who maintains an ownership interest in the Company. In March 2015, the Company entered into a second contract for an additional $50. During the periods ended December 31, 2015 and June 30, 2016, the Company recorded expenses of $38 and $47 against these contracts. The Company also entered into a consulting agreement with James S. Burns effective July 1, 2015, for $19 per month. Mr. Burns is Chairman of the Company’s Board of Directors and maintains an ownership interest in the Company. During the periods ended December 31, 2015 and June 30, 2016, the Company recorded expenses of $113 and $113, respectively related to Mr. Burns’ consulting contract with the Company.

The Company incurred rent and related expenses under a lease agreement between Assurex Canada and CAMH of $74 and $63 for the years ended December 31, 2014 and 2015, respectively and $33 and $30 for the six months ended June 30, 2015 and 2016, respectively. As of June 30, 2016 aggregate future minimum payments under this non-cancelable operating lease are $109 through the end of the end of the initial lease term in March 2018.

17. Subsequent Events

Financing

On August 12, 2016, the Company entered into a second amendment to the amended and restated loan and security agreement (“second amended term loan”) with Solar Capital Ltd. (formerly HFS) as agent and Solar Capital and SVB as lenders. As of the effective date of the second amendment, the Company was granted access to the $5,000 second term loan within the amended term loan and an additional $2,000 term loan subject to certain equity raise provisions. At close, the total borrowing capacity of $42,000 was drawn under the second amended term loan. All other terms and conditions remained consistent with the amended term loan.

Merger

On August 31, 2016, the Company was acquired by Myriad Genetics, Inc. (“Myriad”), in accordance with the terms of the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated August 3, 2016.

The Merger Agreement provides that Myriad will pay an aggregate cash purchase price of $225 million, subject to adjustment for the Company’s working capital and indebtedness and other amounts to be determined in accordance with the Merger Agreement. Additionally, subject to the limitations described in the Merger Agreement , Myriad will be required to pay additional amounts in cash of up to $185 million in performance-based milestones.

Upon consummation of the acquisition, the Company used the proceeds received from Myriad to repay all of its outstanding financing obligations, which consisted of principal and final payments.

The acquisition is structured as a reverse triangular merger transaction in which the Company remains the surviving corporation and a wholly-owned subsidiary of Myriad.